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                                   Exhibit E
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                      Executive Officers and Directors of
                               IVI Checkmate Inc.

        The following sets forth information with respect to the executive officers and directors of IVI Checkmate Inc.

        Margaret Burkett is a U.S. citizen and her principal occupation is Secretary of Checkmate. Ms. Burkett's principal business address is 1003 Mansell Road, Roswell, Georgia 30076.

        James W. Crowley is a U.S. citizen and his principal occupation is to act as a director of Checkmate. Mr. Crowley's principal residence address is 3051 Princeton Avenue, Daytona Beach, Florida 32118. Mr. Crowley is a director of Checkmate.

        Gregory A. Lewis is a U.S. citizen and his principal occupation is to act as the President and Chief Executive Officer of Checkmate. Mr. Lewis' business address is 1003 Mansell Road, Roswell, Georgia 30076. Mr. Lewis is a director of Checkmate.

        John J. Neubert is a U.S. citizen and his principal occupation is to act as the Vice President-Finance and Administration, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Neubert's business address is 1003 Mansell Road, Roswell, Georgia 30076. Mr. Neubert is the Executive Vice President and Chief Financial Officer of Checkmate, and is a director of Checkmate.

        Frank C. Peters is a U.S. citizen and his principal occupation is to act as President and Chief Executive Officer of MICR-Net International, Inc. Mr. Peters' business address is 25 Oakhampton Drive, Luthersville, Maryland 21093. Mr. Peters is a director of the Company.

        Stanford Spence is a U.S. citizen and his principal occupation is to act as the Chairman of the Board of the Company. Mr. Spence's business address is 1003 Mansell Road, Roswell, Georgia 30076. Mr. Spence is a director of Company, IVI and Checkmate.

        L. Barry Thomson is a Canadian citizen and his principal occupation is to act as the President and Chief Executive Officer of the Company and IVI. Mr. Thomson's business address is 79 Torbarrie Road, Toronto, Ontario, M3L 1G5, Canada. Mr. Thomson is a director of the Company, IVI and Checkmate.

        Howard Yenke is a U.S. citizen and his principal occupation is to act as President of Casino Data Systems. Mr. Yenke's business address is 3300 Birtcher Drive, Las Vegas, Nevada 89118. Mr. Yenke is a director of Checkmate.